Name Change Merger Agreement

of Jolley Marketing, Inc. and Creative Medical Technology Holdings, Inc.

This Name Change Merger Agreement (this “Agreement”) is entered into by and between Jolley Marketing, Inc., a Nevada corporation (the “Parent”) and Creative Medical Technology Holdings, Inc., a Nevada corporation (the “Subsidiary”)

WHEREAS, the boards of directors of each of the Parent and the Subsidiary have declared it advisable and to the advantage, welfare, and best interests of the corporations and their stockholders to merge the Subsidiary with and into the Parent pursuant to the provisions of the Nevada Revised Statutes (“NRS”) Section 92A.108 and upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the parties agree as follows:

1.

Merger. The Subsidiary shall, pursuant to the provisions of the NRS 92A.108, be merged with and into the Parent, which shall be the surviving corporation from and after the date on which a certificate of merger is filed with the Secretary of State of the State of Nevada (the “Effective Time”), and which shall continue to exist under the name “Creative Medical Technology Holdings, Inc.”, a Nevada corporation (the “Surviving Corporation”). The separate existence of the Subsidiary shall cease at the Effective Time in accordance with the provisions of the NRS.

2.

Articles of Incorporation & Bylaws.  The Articles of Incorporation and Bylaws of the Parent, as now in force and effect, shall continue to be the Articles of Incorporation and Bylaws of the Surviving Corporation. Such Articles of Incorporation and Bylaws shall continue in full force and effect until amended and changed in the manner prescribed by the provisions of the NRS.

3.

Directors and Officers. The directors and officers of the Parent in office at the Effective Time shall be the directors and officers of the Surviving Corporation in office at the Effective Time, all of whom shall hold their offices until the election and qualification of their respective successors or until their earlier removal, resignation or death in accordance with the bylaws of the Surviving Corporation.

4.

Exchange of Capital Stock. At the Effective Time, each issued and outstanding share of common stock of the Subsidiary, par value $0.001 shall be cancelled.  Each issued and outstanding share of common stock, par value $0.001 per share of the Parent shall not be converted or exchanged in any manner, but as of the Effective Time shall represent one share of common stock of the Surviving Corporation.

5.

Execution, Filing and Recordation.  The Parent and the Subsidiary agree that they will cause to be executed and filed and recorded any document or documents prescribed by the laws of the State of Nevada,  and they will cause to be performed all necessary acts within the State of Nevada and elsewhere, to effectuate the merger herein provided for.

6.

Termination.  This Agreement may be terminated at any time prior to the filing thereof with the Secretary of the State of Nevada upon a vote of the directors of either the Parent or the Subsidiary. In the event of such termination, this Agreement shall forthwith become void and neither party nor its respective offers, directors or stockholder shall have any liability thereunder.

7.

Amendment.  This Agreement may only be amended, modified or supplemented pursuant to a written agreement signed by each of the parties hereto.

8.

Applicable Law and Venue.  This Agreement and the rights and duties of the parties hereto shall be construed and determined in accordance with the laws of the State of Nevada (without giving effect to any choice or conflict of law provisions), and any and all actions to enforce the provisions of this Agreement shall be brought in a court of competent jurisdiction in the State of Nevada and in no other place.

9.

Attorneys’ Fees.  If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties will be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

10.

Further Assurances.  Upon the reasonable request of either parties hereto, the other party shall execute and deliver such other documents, releases, assignments and other instruments as may be required to effectuate completely the transactions contemplated by this Agreement.

11.

Severability.  If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall remain in full force and shall not be affected thereby, and there shall be deemed substituted for such invalid, illegal or unenforceable provision a valid, legal and enforceable provision as similar as possible to the provision at issue.

12.

Entire Understanding.  This Agreement sets forth the entire agreement and understanding of the parties hereto and supersedes all prior agreements, letters of intent, arrangements and understandings between the parties.

13.

Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Facsimile transmissions of any signed original document, or transmission of any signed facsimile document, shall constitute delivery of an executed original.  At the request of any of the parties, the parties shall confirm facsimile transmission signatures by signing and delivering an original document.

[Signatures page follows]

SIGNATURE PAGE

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered on the respective day and year set forth below.

 Jolley Marketing, Inc.

Date:  May 3, 2016 By: /s/ Steven L. White

       Steven L. White, President

 Creative Medical Technology Holdings, Inc.

Date:  May 3, 2016 By: /s/ Tim Warbington

       Tim Warbington, President

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